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                                                                    Exhibit 20.1

For Immediate Release

Contact:
Jean Nelson
Chief Financial Officer
AMX Corporation
469-624-8966
jean.nelson@amx.com
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AMX Corporation Makes Key Moves
in Effort to Return Company to Profitability
--Two new board members and workforce reduction part of strategic business plan--

RICHARDSON, TEXAS-November 28, 2001-AMX Corporation (NASDAQ: AMXC), the worldwide leader in advanced control system technology, announced the appointment of two members to its Board of Directors. Thomas L. Harrison and John E. Wilson bring more than 65 years of experience to AMX and will play a pivotal role as the company continues to realign its business goals.

Tom Harrison is a managing principal and president of Hoak Capital Corporation, a private equity firm engaged in management buyouts, and currently serves on the board of directors of four other communications related companies. Harrison was previously a principal with Haas, Wheat & Harrison and Hicks & Haas, which were Dallas-based private investment firms. John Wilson, a nationally recognized sales and marketing consultant, was formerly the president of Amtech Systems Corporation, the inventor of toll tag technology. Wilson has executive level sales management and marketing experience with Harris Adacom Network Services and 30 years with IBM Corporation. Wilson also serves on the board of directors for other technology companies.

AMX also announced a realignment of its corporate structure resulting in the reduction of 66 Dallas-based positions realizing an annualized savings of $3.8 million. The company will record a charge of approximately $650,000 in the third quarter of fiscal 2002 related to this restructuring activity. The Company expects to partially offset the reductions with the addition of key strategic new hires. Total savings identified to date related to the company's cost containment and restructuring activities will result in net ongoing annualized cost reductions of approximately $7.0 million.

Bob Carroll, AMX Chairman and Chief Executive Officer, said that AMX will continue to invest in resources that accelerate the company's growth by focusing on market-driven product development. "Shareholder confidence comes with company efficiency and profitability. We are in the process of building the right team of experienced executives who compliment the organization's existing strengths and will work together to meet our dealers' and partners' business objectives," Carroll said.

AMX Corporation
AMX CORPORATION is the worldwide leader in advanced control system technology targeting commercial and residential markets. AMX delivers convenient, easy-to-use solutions that incorporate advanced programming and network applications to simplify your life through technology. AMX's strategy is to work with leading dealers and distributors to integrate its products with other electronic devices, while continuing to lead the industry in control technology. It's your world. Take Control.TM For more information about AMX, visit www.amx.com.
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Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, our strategic alliances; the ability to develop distribution channels for new products; our dependence on suppliers, dealers and distributors; reliance on the functionality of systems or equipment, whether our own systems and equipment or those of our customers, dealers, distributors, or manufacturers; domestic and international economic conditions; the financial condition of our key customers and suppliers; the complexity of new products; ongoing research and development; our reliance on third party manufacturers; the ability to realize operating efficiencies; dependence on

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key personnel; the lack of an industry standard; reliance on others for technology; our ability to protect our intellectual property; the quick product life cycle; the resources necessary to compete; the possible effect of government regulations; possible liability for copyright violations on the Internet with the use of our products and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include, but are not limited to, forecasts, projections and statements relating to inflation, future acquisitions and anticipated capital expenditures. All forecasts and projections in the report are based on management's current expectations of the Company's near term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially.

All trademarks and registered marks are the property of their respective holders.

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